Exhibit 99.B12

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[FORM OF TAX OPINION]

[  ], 2008

[The Hartford Tax-Free New York Fund/ The Hartford Tax-Free Minnesota Fund] [The Hartford Mutual Funds, Inc./ The Hartford Mutual Funds II, Inc.] 200 Hopmeadow Street Simsbury, CT 06089

The Hartford Tax-Free National Fund The Hartford Mutual Funds II, Inc. 200 Hopmeadow Street Simsbury, CT 06089

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to [The Hartford Tax-Free New York Fund/ The Hartford Tax-Free Minnesota Fund] (the “Acquired Fund”), a separate series of [The Hartford Mutual Funds, Inc./ The Hartford Mutual Funds II, Inc.], a Maryland corporation (the [“Acquired Fund Company”/ “Company”]), to the holders of the shares of common stock (“Acquired Fund Shares”) of Acquired Fund (the “Acquired Fund Shareholders”), and to The Hartford Tax-Free National Fund (the “Acquiring Fund”), [also] a separate series of [The Hartford Mutual Funds II, Inc., a Maryland corporation (the “Acquiring Fund Company”)/ the Company], in connection with the proposed transfer of substantially all of the properties of the Acquired Fund to the Acquiring Fund in exchange solely for voting shares of common stock of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by the

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Acquired Fund in complete liquidation and termination of the Acquired Fund (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization (the “Plan”) dated as of [  ], 2008 executed by the [Acquired Fund Company/ Company] on behalf of the Acquired Fund and the [Acquiring Fund Company/ Company] on behalf of the Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14 filed by the [Acquiring Fund Company/ Company] on [  ], 2008 with the Securities and Exchange Commission, and the related Proxy Statement, (3) the facts and representations contained in the letter dated as of the date hereof addressed to us from the [Acquiring Fund Company/ Company] on behalf of Acquiring Fund, (4) the facts and representations contained in the letter dated as of the date hereof addressed to us from the [Acquired Fund Company/ Company] on behalf of Acquired Fund, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.  This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that for federal income tax purposes:

1.               The acquisition by the Acquiring Fund of substantially all of the properties of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund by the Acquiring Fund followed by the distribution of Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.               The Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired

Fund except that the Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code or stock in a passive foreign investment company, as defined in Section 1297(a) of the Code.

3.               The Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by the Acquired Fund in the Reorganization.

4.               The Acquiring Fund will recognize no gain or loss upon receiving the properties of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of the Acquired Fund.

5.               The adjusted basis to the Acquiring Fund of the properties of the Acquired Fund received by the Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of the Acquired Fund immediately before the exchange.

6.               Acquiring Fund’s holding periods with respect to the properties of the Acquired Fund that the Acquiring Fund acquires in the Reorganization will include the respective periods for which those properties were held by the Acquired Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.               The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.               The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the Reorganization will be the same as the aggregate basis of Acquired Fund shares surrendered by the Acquired Fund Shareholder in exchange therefor.

9.               An Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the Reorganization will include the holding period during which the Acquired Fund Shareholder held

Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of the Reorganization.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,